UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2023

TRIUMPH GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-12235	51-0347963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 E Lancaster Avenue
Suite 400 Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 610 251-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	TGI	New York Stock Exchange LLC
Purchase rights	N/A	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2023, Triumph Group, Inc. (the “Company”) and certain of its subsidiaries entered into a securities and asset purchase agreement (the “Agreement”) with AAR CORP. (“Buyer”), pursuant to which the Company has agreed to sell its Product Support business (the “Business”) to Buyer for $725 million in cash payable at closing, subject to customary adjustments set forth in the Agreement. The Business engages in the maintenance, repair and overhaul (MRO) of structures and airframe and engine accessories, servicing both the commercial and military aftermarkets across five primary locations. The transaction will be effected by a sale to Buyer of (a) all outstanding shares of capital stock of Triumph Airborne Structures, LLC, Triumph Accessory Services – Grand Prairie, Inc. and Triumph Aviation Services Asia Ltd. and (b) the Transferred Assets (as defined in the Agreement), as well as the assumption by Buyer of Assumed Liabilities (as defined in the Agreement).

The consummation of the transaction contemplated by the Agreement is subject to certain specified closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and customary closing conditions, including, subject to certain materiality exceptions, the accuracy of each party’s representations and warranties and each party’s compliance with its obligations and covenants under the Agreement.

Subject to the satisfaction or waiver of the foregoing conditions and the other terms and conditions contained in the Agreement, the transaction is expected to close in the first quarter of 2024.

The Agreement contains representations, warranties and limited indemnification provisions of the parties customary for transactions of this type. Until the consummation of the transactions contemplated by the Agreement, the Company has agreed, subject to certain exceptions, to conduct the Business in the ordinary course. The Agreement also contains limited indemnification provisions with respect to certain breaches of representations and covenants under the Agreement, as well as other specified matters.

The Agreement contains certain termination rights for Buyer and the Company, in certain circumstances, including: (a) by mutual written agreement of the parties, (b) by either party if the transaction is not consummated on or before May 15, 2024, provided that subject to certain conditions, such date shall be extended to August 15, 2024 if the only legal impediment to closing is receipt of regulatory clearance of the transaction, (c) by either party if the transaction would violate any non-appealable final order, decree or injunction of any governmental authority or any applicable law or (d) by either party for certain breaches of the Agreement that are not cured.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations, warranties and covenants in the Agreement were made solely for the benefit of the parties to the Agreement for the purpose of allocating contractual risk between those parties, and do not establish these matters as facts and in certain cases are subject to separately scheduled exceptions and qualifications. Investors should not rely on the representations, warranties and covenants as characterizations of the actual state of facts or condition of the Company, Buyer or any of their respective subsidiaries or affiliates.

Item 8.01 Other Events.

The Company issued a press release dated December 21, 2023, announcing its agreement to sell the Business. A copy of this press release is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Securities and Asset Purchase Agreement, dated as of December 21, 2023, by and among Triumph Group, Inc., Triumph Aftermarket Services Group, LLC, Triumph Group Acquisition Corp., Triumph Group Acquisition Holdings, Inc., The Triumph Group Operations, Inc. and AAR CORP.*

99.1	Press Release, dated December 21, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules (as similar attachments) have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIUMPH GROUP, INC.

Date: December 22, 2023	By:	/s/ Jennifer H. Allen
Jennifer H. Allen Chief Administrative Officer, General Counsel and Secretary